FORM OF

                          LEHMAN BROTHERS INCOME FUNDS
                                     CLASS A
                            ADMINISTRATION AGREEMENT

                                   SCHEDULE A




      The Class A of the Series of Lehman Brothers Income Funds currently subject to this Agreement are as follows:



      Lehman Brothers Core Bond Fund
      Lehman Brothers Core Plus Bond Fund
      Lehman Brothers Strategic Income Fund


Date:  April 22, 2008





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                                    FORM OF

                          LEHMAN BROTHERS INCOME FUNDS
                                     CLASS A
                            ADMINISTRATION AGREEMENT

                                   SCHEDULE B


      Compensation pursuant to Paragraph 3 of the Lehman Brothers Income Funds Class A Administration Agreement shall be:

      (1) For the services provided to the Trust or to each Series without regard to class, 0.06% per annum of the average daily net assets of the Class A of each Series;

      (2) For the services provided to the Class A of a Series and its shareholders (including amounts paid to third parties), 0.21% per annum of the average daily net assets of the Class A of said Series; plus in each case

      (3) certain out-of-pocket expenses for technology used for shareholder servicing and shareholder communication, subject to the prior approval of an annual budget by the Trust's Board of Trustees, including a majority of those Trustees who are not interested persons of the Trust or of Neuberger Berman Management Inc., and periodic reports to the Board of Trustees on actual expenses.




Date:  April 22, 2008